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                                                                    EXHIBIT 11.1

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                             FOR THE THREE MONTHS                 FOR THE SIX MONTHS
                                                     ENDED                              ENDED
                                                  SEPTEMBER 30,                      SEPTEMBER 30,
                                           1995               1996              1995                1996
                                       -----------        -----------        -----------        -----------
Net loss                               $  (754,987)       $  (798,436)       $(1,307,052)       $(1,911,336)
Accretion of redemption value on
    Preferred Stock                       (180,501)          (335,101)          (361,002)          (515,602)
                                       -----------        -----------        -----------        -----------
Net loss applicable to common
    stockholders                       $  (935,488)       $(1,133,537)       $(1,668,054)       $(2,426,938)
                                       ===========        ===========        ===========        ===========

Net loss per common share              $      (.34)       $      (.40)       $      (.61)       $      (.87)
                                       ===========        ===========        ===========        ===========
Weighted average common shares
    outstanding                          2,717,566          2,812,085          2,717,532          2,799,531
                                       ===========        ===========        ===========        ===========


Primary and fully diluted net loss per common share do not differ.

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